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                                                               EXHIBIT (A)(5)(E)

                                                                          [LOGO]

                                   IMPORTANT

     According to our records, you are a beneficial holder of limited partnership units of American Retirement Villas Properties III, L.P. This package is being sent to you for your information. THE ENCLOSED INFORMATION IS IMPORTANT TO YOU AND YOUR INVESTMENT IN THE PARTNERSHIP. The materials have also been sent to the record holder of your account where your units are held.

     Your broker, dealer, bank, trustee or other custodial holder can only take action on your behalf if the requisite forms are completed pursuant to your instructions. Your custodian has those forms. You are urged to contact your custodian as soon as possible so that your interests can be represented in the proposed transaction.

     Please call Georgeson Shareholder Communications Inc. toll-free at (800) 223-2064 if you have any questions.